ION reports first quarter 2016 results
Revenues of $22.7 million and EPS of $(3.30)
Total liquidity of $102.5 million at March 31
Successful bond exchange completed in April

HOUSTON – May 4, 2016 – ION Geophysical Corporation (NYSE: IO) today reported a first quarter 2016 net loss of $35.0 million, or $(3.30) per share, on revenues of $22.7 million, compared to a net loss of $55.3 million, or $(5.04) per share, on revenues of $40.6 million in first quarter 2015. Excluding special items reported one year ago, the Company’s first quarter 2015 adjusted net loss was $51.5 million, or $(4.70) per share.
At March 31, 2016, the Company’s total liquidity was $102.5 million, consisting of cash and cash equivalents of $76.7 million and $25.8 million available on the Company’s revolving credit facility. While the Company had no borrowings under its maximum $40.0 million revolving credit facility, the amount available to draw under this facility was temporarily reduced due to a decline in eligible account and unbilled receivables that collateralize the facility.
The Company consumed cash of $8.3 million during the first quarter 2016, compared to $29.2 million in the prior year period. The Company reported EBITDA for the first quarter 2016 of $(17.2) million, compared to $(38.1) million one year ago. A reconciliation of EBITDA can be found in the financial tables of this press release.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “We expected our first quarter results to be our weakest, with our revenues down approximately 44% compared to our first quarter 2015. Despite this very low revenue quarter, our 2015 cost reduction initiatives resulted in first quarter cash from operations of $2.5 million, compared to $(6.7) million a year ago.
“In April, we implemented additional cost saving initiatives, further reducing our current workforce by over 12%. While extremely difficult, we believe these steps were needed to further streamline our organization and rightsize our company to be in line with our current revenues. We have maintained the necessary core capabilities to continue operations and to progress our strategic initiatives. These reductions will produce approximately $15 million in annualized savings, an estimated $9 million in 2016, on top of the $80 million in savings from our initiatives last year.
“On a very positive note, as we announced yesterday, we are about to begin mobilizing our ocean bottom vessels and crew to conduct an OBS survey offshore Nigeria. A letter of commitment for the project has been issued by an International Oil Company, and we expect the contract to be finalized within the next few weeks. We expect to begin acquiring data in late June or early July, and to complete full demobilization by late in the third quarter. Our technology is well suited for additional opportunities in Nigeria and West Africa, and we continue to pursue active tenders and leads for projects in the area. We remain optimistic about our ability to keep the crew deployed upon completion of this project.
“Our first quarter Systems and Software segment revenues were indicative of the low capacity utilization among our installed base of equipment and of vessels utilizing our command and control software. Our Solutions data processing revenues were very low due in part because we did not receive final sales orders under a significant data processing master contract by quarter end. We expect our data processing revenues to increase through the remainder of the year as we receive these final sales orders. Also, similar to last year, we expect our Solutions new venture and data library revenues to be stronger in the second half of the year, as our customers are just now locking in their budgets for 2016 and are assessing the impact of the recent increase in oil prices.
“In late April, we completed our bond exchange offer, retiring $26 million in principal value of our $175 million high yield bonds, using $15 million of our cash. We extended the maturity of $121 million of our outstanding debt until the end of 2021, providing us with additional flexibility and liquidity and putting us in a better position to execute our strategic and operating plans in 2016 and for years to come. As part of the Exchange Offer, we increased the interest rate on the new bonds by 1%, to 9.125%, and issued 1,205,477 of our common shares, utilizing 508,464 of our treasury shares. We previously repurchased 451,791 shares, pursuant to our stock repurchase program, which effectively reduces the ultimate dilution attributable to the issuance of the 1,205,477 shares.
“Despite this very slow start to the year, we are pleased with our OBS crew going back to work and the completion of our financial restructurings. We expect our second half to be stronger than the first, and we believe our current liquidity, coupled with our further operational and financial restructurings, will enable us to maintain our core capabilities and to continue to weather this deep economic storm.”
FIRST QUARTER 2016
The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended March 31,
	2016	2015	% Change
Solutions	$13,018	$18,999	(31)%
Systems	5,359	12,769	(58)%
Software	4,288	8,810	(51)%
Ocean Bottom Services	—	—	—%
Total	$22,665	$40,578	(44)%
Within the Solutions segment, new venture revenues were $3.3 million, a 34% decrease from first quarter 2015; data library revenues were $4.3 million, a 100% increase; and data processing revenues were $5.4 million, a 54% decrease. While all businesses within the Solutions segment continue to be impacted by the slowdown in exploration spending, data processing revenues were also impacted because the Company did not receive the final sales orders under a significant master contract, thereby delaying the recognition of revenue.
The decrease in Systems segment revenues was primarily due to a reduction in new marine positioning system sales and repair and replacement revenues attributable to reduced activity by seismic contractors, as numerous vessels have been taken out of service.
The decrease in Software segment revenues was primarily due to lower Orca® licensing revenues. While Software segment revenues were down 51% year over year, the segment generated positive gross and operating margins of 59% and 23%, respectively, during the quarter.

In the Ocean Bottom Services (OBS) segment, the Company’s OBS crew remained idle during the first quarter 2016, resulting in a lack of revenue generation. However, with the recent award, the Company is expected to begin recognizing project revenues starting in late June or early July, with project completion scheduled for late third quarter 2016.
Operating expenses were $21.2 million, down 31% from the $30.7 million of operating expenses, as adjusted, in first quarter 2015. This reduction was a result of the Company’s cost reduction efforts throughout 2015. With additional cost reductions in second quarter 2016, the Company expects additional savings in the second half of 2016.
Consolidated gross margins were (39)%, compared to gross margins, as adjusted, of (34%) in first quarter 2015, and operating margins were (133)%, compared to operating margins, as adjusted, of (110%) in the prior year quarter. The decrease in operating margins was driven by the decline in revenues across all business segments and was partially offset by the Company’s cost reduction efforts.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 5, 2016, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 19, 2016. To access the replay, dial (877) 660-6853 and use pass code 13634520#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2015.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Service revenues	$13,156	$20,080
Product revenues	9,509	20,498
Total net revenues	22,665	40,578
Cost of services	25,837	45,534
Cost of products	5,758	10,832
Gross loss	(8,930)	(15,788)
Operating expenses:
Research, development and engineering	5,609	7,720
Marketing and sales	4,010	7,833
General, administrative and other operating expenses	11,580	15,348
Total operating expenses	21,199	30,901
Loss from operations	(30,129)	(46,689)
Interest expense, net	(4,734)	(4,625)
Other income (expense), net	120	(3,219)
Loss before income taxes	(34,743)	(54,533)
Income tax expense	293	983
Net loss	(35,036)	(55,516)
Net loss attributable to noncontrolling interests	22	252
Net loss attributable to ION	$(35,014)	$(55,264)
Net loss per share:
Basic	$(3.30)	$(5.04)
Diluted	$(3.30)	$(5.04)
Weighted average number of common shares outstanding:
Basic	10,600	10,971
Diluted	10,600	10,971

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$76,670	$84,933
Accounts receivable, net	15,057	44,365
Unbilled receivables	17,730	19,937
Inventories	33,071	32,721
Prepaid expenses and other current assets	13,724	14,807
Total current assets	156,252	196,763
Property, plant, equipment and seismic rental equipment, net	65,785	72,027
Multi-client data library, net	123,581	132,237
Goodwill	25,595	26,274
Intangible assets, net	4,381	4,810
Other assets	3,029	2,977
Total assets	$378,623	$435,088
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$32,933	$7,912
Accounts payable	20,907	29,799
Accrued expenses	29,001	34,287
Accrued multi-client data library royalties	21,790	25,045
Deferred revenue	6,021	6,560
Total current liabilities	110,652	103,603
Long-term debt, net of current maturities	148,410	175,080
Other long-term liabilities	44,215	44,365
Total liabilities	303,277	323,048
Equity:
Common stock	106	107
Additional paid-in capital	895,481	894,715
Accumulated deficit	(794,545)	(759,531)
Accumulated other comprehensive loss	(16,243)	(14,781)
Treasury stock	(9,515)	(8,551)
Total stockholders’ equity	75,284	111,959
Noncontrolling interest	62	81
Total equity	75,346	112,040
Total liabilities and equity	$378,623	$435,088

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(35,036)	$(55,516)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client data library)	5,672	6,525
Amortization of multi-client data library	7,139	5,289
Stock-based compensation expense	743	1,480
Deferred income taxes	54	(12)
Change in operating assets and liabilities:
Accounts receivable	29,211	74,388
Unbilled receivables	2,212	(1,523)
Inventories	350	(468)
Accounts payable, accrued expenses and accrued royalties	(10,558)	(39,144)
Deferred revenue	(527)	3,137
Other assets and liabilities	3,219	(862)
Net cash provided by (used in) operating activities	2,479	(6,706)
Cash flows from investing activities:
Cash invested in multi-client data library	(6,327)	(9,088)
Purchase of property, plant, equipment and seismic rental assets	(266)	(11,994)
Other investing activities	—	257
Net cash used in investing activities	(6,593)	(20,825)
Cash flows from financing activities:
Repurchase of common stock	(964)	—
Payments on notes payable and long-term debt	(2,212)	(2,066)
Costs associated with issuance of debt	(1,315)	—
Other financing activities	13	31
Net cash used in financing activities	(4,478)	(2,035)
Effect of change in foreign currency exchange rates on cash and cash equivalents	329	396
Net decrease in cash and cash equivalents	(8,263)	(29,170)
Cash and cash equivalents at beginning of period	84,933	173,608
Cash and cash equivalents at end of period	$76,670	$144,438

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenues:
Solutions:
New Venture	$3,306	$5,029
Data Library	4,272	2,137
Total multi-client revenues	7,578	7,166
Data Processing	5,440	11,833
Total	13,018	18,999
Systems:
Towed Streamer	2,457	5,165
Other	2,902	7,604
Total	5,359	12,769
Software:
Software Systems	4,150	7,729
Services	138	1,081
Total	4,288	8,810
Ocean Bottom Services	$—	—
Total	$22,665	$40,578
Gross profit (loss):
Solutions	$(9,773)	$(10,392)
Systems	1,363	4,559
Software	2,526	5,590
Ocean Bottom Services	(3,046)	(15,545)
Total	$(8,930)	$(15,788)
Gross margin:
Solutions	(75)%	(55)%
Systems	25%	36%
Software	59%	63%
Ocean Bottom Services	—%	—%
Total	(39)%	(39)%
Income (loss) from operations:
Solutions	$(15,477)	$(21,778)
Systems	(2,509)	1,014
Software	996	3,335
Ocean Bottom Services	(4,214)	(17,559)
Corporate and other	(8,925)	(11,701)
Total	$(30,129)	$(46,689)
Operating margin:
Solutions	(119)%	(115)%
Systems	(47)%	8%
Software	23%	38%
Ocean Bottom Services	—%	—%
Corporate and other	(39)%	(29)%
Total	(133)%	(115)%

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term EBITDA represents net loss before interest expense, interest income, income taxes, and depreciation and amortization charges. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net loss or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended March 31,
	2016	2015
Net loss	$(35,036)	$(55,516)
Interest expense, net	4,734	4,625
Income tax expense	293	983
Depreciation and amortization expense	12,811	11,814
EBITDA	$(17,198)	$(38,094)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Loss per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted loss from operations or adjusted net loss, which excludes certain charges or amounts. This adjusted loss amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for loss from operations, net loss or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2015:

	Three Months Ended March 31, 2015
	As Reported	Special Items	As Adjusted
Net revenues	$40,578	$—	$40,578
Cost of sales	56,366	(1,813)	54,553
Gross loss	(15,788)	1,813	(13,975)
Operating expenses	30,901	(198)	30,703
Loss from operations	(46,689)	2,011	(44,678)
Interest expense, net	(4,625)	—	(4,625)
Other income (expense), net	(3,219)	1,913	(1,306)
Income tax expense	983	—	983
Net loss	(55,516)	3,924	(51,592)
Net loss attributable to noncontrolling interest	252	(172)	80
Net loss attributable to ION	$(55,264)	$3,752	$(51,512)
Net loss per share:
Basic	$(5.04)		$(4.70)
Diluted	$(5.04)		$(4.70)
Weighted average number of common shares outstanding:
Basic	10,971		10,971
Diluted	10,971		10,971

(1)	Represents severance and facility charges related to first quarter 2015 restructuring.